Exhibit 99.1

Ramco-Gershenson Announces the Appointment of David Nettina to Its Board of Trustees

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--February 28, 2012--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today the appointment of David J. Nettina to its Board of Trustees. Mr. Nettina had previously served on the Board of Trustees for Ramco-Gershenson Properties Trust from June 2009 through June 2011.

“We are pleased to welcome David Nettina back on our Board of Trustees,” said Dennis Gershenson, President and Chief Executive Officer. “David’s extensive real estate and REIT experience combined with his broad financial and capital markets background provide a learned perspective that will continue to benefit of our Company and its shareholders.”

Mr. Nettina has been the Managing Director of MRC Capital Group, a middle market private equity investment firm with an investment focus on micro-cap companies and real estate, since 2010. Mr. Nettina has also served as the Managing Principal of Briarwood Capital Group, an affiliate of MRC Capital, since 2001 and as the Co-Chief Executive Officer of Career Management, LLC, since 2009.

Mr. Nettina served as a senior executive with American Financial Realty Trust, a publicly traded real estate investment trust, from March 2005 to April 2008, most recently as its President and Chief Financial Officer. Mr. Nettina also served as an executive officer of SL Green Realty Corp., a publicly traded real estate investment trust from 1997 to 2001, including as its President, Chief Financial Officer and Chief Operating Officer. Prior to his service at SL Green Realty Corp., Mr. Nettina held various executive management positions for more than 10 years with The Pyramid Companies, a developer, owner and operator of 20 regional malls in the Northeast, including as the Chief Financial Officer and a development partner. Prior to his service at the Pyramid Companies he was the President of a community bank subsidiary of Citibank and served on active duty as an officer in the Army's 101st Airborne Division. From September 2002 to January 2005, he served as an adjunct professor of finance at Siena College. Mr. Nettina earned a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance from Canisius College along with a Certificate in Management Accounting. Mr. Nettina serves as the Albany, New York Chair for Vistage International, a CEO organization with over 15,000 members worldwide. In addition, Mr. Nettina is currently a member of the National Association of Corporate Directors.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan. Our primary business is the ownership and management of shopping centers in targeted metropolitan markets in the Eastern and Midwestern United States. At December 31, 2011, the Company owned and managed a portfolio of 83 shopping centers and one office building with approximately 15.2 million square feet of gross leasable area owned by the Company or its joint ventures. The properties are located in Michigan, Florida, Ohio, Georgia, Missouri, Wisconsin, Illinois Indiana, New Jersey, Virginia, Maryland, and Tennessee. For additional information regarding Ramco-Gershenson Properties Trust visit the Company's website at www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

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CONTACT:
Ramco-Gershenson Properties Trust:
Dawn Hendershot, 248-592-6202
Director of Investor Relations and Corporate Communications